Exhibit 10.3

Separation and Release Agreement

This Separation and Release Agreement (this “Agreement”) dated as of March 9, 2012 (the “Effective Date”) is entered into by and between Harsco Corporation, a Delaware corporation (the “Company”), and Salvatore D. Fazzolari (the “Executive”) to set forth the terms and conditions of the Executive’s separation from the Company effective February 23, 2012 (the “Separation Date”).

WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Executive resigned his positions as Chairman of the Board of Directors and President and Chief Executive Officer, as well as an officer or director, in each case, of the Company and of any of the Company’s subsidiaries, effective as of the Separation Date; and

WHEREAS, the Executive wishes to accept the payments described herein, to make the covenants described herein, and to release the Company from any and all claims concerning his prior employment.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties agree as follows:

1.     Separation Date. The Executive hereby confirms that his employment with respect to all positions with the Company and its subsidiaries and service as a director of the Company and its subsidiaries has been terminated effective as of the Separation Date.

2.     Amount of Payments and Benefits. In exchange for the promises given by the Executive to the Company as described in this Agreement, the Executive has or will receive, in lieu of any other compensation whatsoever, except as otherwise provided herein, the separation benefits set forth in Subsections 2.a., 2.b., 9.a. and 9.c. hereof.

a.              A cash payment, payable as described below, equal to $3,843,000 (totaling an amount equal to two (2) times the Executive’s base salary and target bonus); plus an additional amount of $1,173,583 (in payment of a proportionate share of certain of his long-term incentive awards).  Provided that the Revocation Period shall have expired and this Agreement shall have not been revoked in accordance with Section 14 hereof, the Executive’s aggregate cash payment under this Section 2.a. shall be paid in five (5) equal installments as follows:

i.	$1,003,316.60 payable April 15, 2012

ii.	$1,003,316.60 payable June 15, 2012

iii.	$1,003,316.60 payable August 15, 2012

iv.	$1,003,316.60 payable October 15, 2012; and

v.	$1,003,316.60 payable December 15, 2012

b.              The Executive shall be entitled to and agrees to timely elect, for Executive, his spouse and covered dependents, COBRA health insurance continuation coverage with respect to the health plans of the Company.  Company agrees to pay the Executive’s COBRA health insurance premium, for the Executive, his spouse and covered dependents, for the maximum period in which Executive is able to participate in the Company’s health insurance plans pursuant to COBRA up to a maximum of 24 months.  If the COBRA coverage period ends on a date which is less than 24 months following the Effective Date, the Company shall reimburse Executive for Executive’s reasonable, documented monthly health insurance premium costs, for the Executive, his spouse and covered dependents, for the period beginning at the end of the COBRA coverage period and ending on the date which is 24 months following the Effective Date.  The Company agrees to make such payments under this Subsection 2.b., and if applicable, reimburse the Executive for any COBRA health insurance premium paid directly by the Executive prior to the expiration of the Revocation Period, provided the Revocation Period shall have expired and this Agreement shall not have been revoked in accordance with Section 14 hereof.  In the event of the Executive’s death prior to the expiration of 24 months following the Effective Date, the Company agrees to continue to pay the COBRA health insurance premiums for the Executive’s spouse and covered dependents through the end of the COBRA coverage period and provide the Executive’s spouse and covered dependents with health insurance premium cost reimbursement for the coverage period following the COBRA period as described above, subject however to a maximum period of 24 months from the Effective Date.

c.               The Executive may elect to convert any group life insurance coverage to an individual program within 30 days of the Effective Date at the rates provided by the carrier, with conversion information provided in separate correspondence, provided however, that notwithstanding anything to the contrary herein, in the event of such election, the Executive shall be solely responsible for all premiums and costs associated with such coverage.

d.              Payment of all amounts earned or accrued as a result of Executive’s employment with the Company through the Separation Date, consisting of five weeks vacation pay, in the amount of $87,980.80.

3.     Withholding of Taxes.  All payments and benefits that the Executive is entitled to receive from the Company hereunder shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. For the avoidance of doubt, the Executive (or any other agent acting for or on behalf of the Executive, as applicable) shall be solely responsible for the payment of any and all taxes imposed as a result of the Executive receiving or being entitled to receive the payments and benefits provided by the Company under this Agreement.

4.     Equity Awards.  All of the Executive’s outstanding equity compensation awards granted to him by the Company shall be terminated effective as of the Separation Date and be forfeited without consideration. Without limiting the generality of the foregoing, (a) the Executive’s outstanding stock options to purchase 165,000 shares of the Company’s common stock pursuant to that U.S. Option Contract between the Company and the Executive dated as of January 25, 2011 shall be terminated, effective as of the Separation Date; and (b) the Time-Based and Performance-Based portions of awards granted to Executive under the Company’s restricted stock unit program, granted under the Company’s 1995 Executive Incentive Compensation Plan, as amended and restated,  with respect to each of the 2010-2012 performance cycle, the 2011-2013 performance cycle, and the 2012-2014 performance cycle shall be terminated, effective as of the Separation Date.

5.     Pension/Deferred Compensation Benefits.  Nothing in this Agreement, including, without limitation, the release contained in Section 10 hereof, shall affect any rights that the Executive may have, to the benefits under Subsections 2.c. and 2.d. hereof or under the Harsco Employees Pension Plan, as amended and restated, the Harsco Corporation Supplemental Retirement Benefit Plan, as amended and restated, the Harsco Retirement Savings and Investment Plan, as amended and restated, and the Harsco Non-Qualified Retirement Savings and Investment Plan, as amended and restated.

6.     No Additional Compensation.  The Executive and the Company agree that, except as to the benefits and/or compensation to which the Executive is otherwise entitled to receive pursuant to existing plans and programs of the Company in effect and the additional benefits and compensation expressly set forth in this Agreement, the Executive shall not be entitled to receive any additional compensation, bonuses, incentive compensation, benefits or other consideration from the Company or any of its subsidiaries in connection with or in any way related to his resignation from, or prior employment by, the Company or any of its subsidiaries.

7.     Certain Covenants.

a.              Non-Disparagement.  The Executive shall not defame, disparage, or make negative statements about the Company or any of its affiliates, or any of its or their respective officers, directors, or employees.  In addition, the Company shall not, through its directors or officers, defame, disparage, or make negative statements about the Executive.  This paragraph shall not prohibit the Executive nor the Company or any of its/his representatives from taking action to enforce their rights under this Agreement, making disclosures required by law or the rules and regulations of any securities exchange upon which the securities of the Company are listed or from cooperating with or responding to any governmental, administrative or judicial investigations or proceedings.

b.              Confidentiality.  Executive agrees that, during his employment with the Company and its subsidiaries, he had access to confidential information and/or proprietary information about the Company, its subsidiaries and/or its or their customers, including, but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company, its subsidiaries and/or its or their respective customers, customer contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, and information about or received from customers  and other companies with which the Company or any of its subsidiaries does business.  The foregoing shall be collectively referred to as “Confidential Information,”

provided that Confidential Information shall not include such information that is generally available to the public (other than as a result of disclosure by the Executive in breach of this Agreement).  With respect to such Confidential Information which is not readily available to the public, Executive agrees that he will not at any time, disclose to anyone any such Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties.  Disclosure of any Confidential Information will not be prohibited if such disclosure is directed pursuant to a valid and existing subpoena or order of a court or other governmental body or agency within the United States; provided, that the Executive will first have given prompt notice to the Company of any such subpoena or order (or proceeding pursuant to any such order).

c.               Non-Competition after Separation.  In consideration of the rights and payments contained herein, the Executive agrees that  for a period of 24 months commencing with the Effective Date, the Executive shall not, directly or indirectly:

i.

for or on behalf of any business that competes with the Company or any of its subsidiaries, solicit, contract with, or accept business from any entity or individual which (1) was or has been a customer of the Company or any of its subsidiaries within two years prior to the Separation Date, (2) was or is a prospective customer of the Company or any of its subsidiaries with which the Executive had business-related communications within two years prior to the Separation Date;

ii.

render services to, become employed by, own, or have a financial or other interest in (either as an individual, partner, joint venturer, owner, manager, stockholder, employee, partner, officer, director, independent contractor, or other such role) any business which competes with the business of any the operating unit(s) of the Company or any of its subsidiaries; and

iii.

induce, offer, assist, encourage or suggest (1) that another business or enterprise offer employment to or enter into a business affiliation with any employee, agent or representative of the Company or any of its subsidiaries, or (2) that any employee, agent or representative of the Company or any of its subsidiaries, terminate his or her employment or business affiliation with the Company or any of its subsidiaries;

provided however, that the foregoing shall not prohibit the Executive from being a passive investor and owning up to 5% of any class of publicly traded securities of any corporation.

8.     Enforcement.  The Executive acknowledges and agrees that the provisions of this Agreement, including Section 7, are reasonable and necessary for the successful operation of the Company and its subsidiaries.  The Executive acknowledges and agrees that a breach by the Executive of any of the provisions of this Agreement will cause irreparable harm to the Company and its subsidiaries and that money damages may not be a sufficient remedy for any breach by the Executive of any of the provisions of this Agreement.  Accordingly, the Company shall be entitled to obtain equitable relief, including, without limitation, injunctive relief and specific performance, as a remedy for any such breach or to prevent any potential breach by the Executive.  Such remedies shall not be deemed to be the exclusive remedies for a breach by the Executive of the provisions of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.  The Executive further agrees not to raise as a defense or as an objection to the request or granting of any such relief that any breach by the Executive of provisions of this Agreement is or would be compensable by an award of monetary damages and agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.  If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.

9.     Return of Property and Records.  Upon the Effective Date, Executive shall immediately return to the Company all property of the Company or any of its subsidiaries in his possession, including without limitation, all keys, access cards, credit cards, documents and other materials in any medium including but not limited to electronic, in his possession or under his direct or indirect control which relate in any way to the Company, its business, executives, clients and customers and will not retain copies, in whatever form of any such materials or documents, unless Executive first obtains the Company’s written consent to keep such records. Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that the Executive may retain, as his own property, (a) his Company-provided  automobile,  (b) his copies of his individual personnel records and documents, such as his payroll and tax records, and similar personal records, his rolodex and address book (so long as a copy is left at the Company) and (c) his Company-provided cellular phone and personal computer, after providing the Company with a reasonable time to review and “scrub” such cellular phone and computer for Company information or property; and provided that from and after the Separation Date, the Executive shall be solely responsible for all costs and charges incurred in connection with such automobile,  cellular phone and personal computer.

10.  Complete Release of Claims by the Executive Against the Company.  In consideration of the payments described in Subsections 2.a., 2.b., 9.a. and 9.c. of this Agreement, and other good and valuable consideration, which are given to the Executive specifically in exchange for this release as a result of negotiations between the Company and the Executive, the Executive, on behalf of himself, his heirs, successors and assigns, hereby releases and discharges the Company, its subsidiaries, its and their employee benefit plans, its and their current or former directors, officers, executives, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors (“Company Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred) (“Claims”), known and unknown, including those Claims related in any way to the Executive’s employment with the Company or any of its subsidiaries, or the termination of his employment relationship or positions as an officer of the Company, arising on or prior to the Effective Date.  The waivers in this Agreement shall not waive the Executive’s rights respecting (i) the Company’s obligations under this Agreement; (ii) the Executive’s right to receive COBRA continuation coverage in accordance with applicable law; and (iii) claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) of the Company.

For the purposes of implementing a full and complete release and discharge of the Company Released Parties, the Executive expressly acknowledges that this Agreement is intended to include in its affect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

The release contained in this Section 10 specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, ERISA (except as otherwise stated herein), the Executive protection provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, tortious interference with contract or prospective economic advantage, defamation, loss of consortium, infliction of emotional distress; or any claim for any compensation, including, but not limited to additional compensation, back pay, front pay, or benefits (other than as provided for in this Agreement), severance, reinstatement, or any other form of economic loss; and all claims for personal injury, including, but not limited to: mental anguish, emotional distress, pain and suffering, humiliation, and damage to name or reputation; and all claims for liquidated damages and punitive damages and all claims for counsel fees and costs.

11.  Release of Claims by the Company Against the Executive.  In consideration of the Executive’s resignation and other good and valuable consideration, the Company, on behalf of itself and its subsidiaries, hereby releases and discharges the Executive from any and all Claims arising on or prior to the Effective Date that the Company or any of its subsidiaries may have against the Executive to the extent that such Claims are suspected or are known to any of the directors or officers of the Company as of the date of this Agreement (“Company Released Claims”).   The waivers in this Agreement shall not waive the Company’s rights respecting the Executive’s obligations under this Agreement.

With respect to any Company Released Claim, the release contained in this Section 11 specifically includes, but is not limited to, rights and claims under local, state or federal laws or common law theories relating to personal injury, breach of contract, breach of an implied covenant of good faith and fair dealing, tortuous interference with contract or prospective economic advantage, defamation, or any other claim of economic loss; and all claims for liquidated damages and punitive damages and all claims for counsel fees and costs.

12.  Covenant Not to Sue.  The Parties represent to each other that they have not filed any Claim that was released in this Agreement against the other (or other persons released hereunder) with any court or government agency, and that they will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in Sections 10 and 11 and this Section 12 will not prevent either Party from filing a claim to enforce the terms of this Agreement or any other Claim not released hereunder.  If any government agency brings any claim or conducts any investigation against the Executive or the Company, nothing in this Agreement shall prevent the other from cooperating in such proceedings.

13.  Future Cooperation.  The Executive agrees to make himself reasonably available to the Company in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which he was involved during the period in which he was Chief Executive Officer or an officer of the Company, and to provide information to the Company, and otherwise cooperate with the Company in the Company’s investigation, defense or prosecution of such actions.  Executive further agrees to make himself available to the Chief Executive Officer of the Company, via telephone or electronic mail, to assist with the transition of his role, as reasonably requested by the new Chief Executive Officer of the Company, during the 24 month period following the Effective Date.  The Company agrees to make appropriate Company personnel available to the Executive to assist in Executive’s reasonable requests for assistance in insurance coverage and benefit claims, administrative matters and information technology.  The Company agrees to wire all payments or reimbursements due the Executive to such accounts designated by the Executive to the Company in writing.

14.  Revocation Period. Executive represents that he has read carefully and fully understands the terms of the Release set forth in Section 10 of this Agreement, and that Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Agreement. Executive acknowledges that he is executing this Agreement voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Agreement, other than those set forth in this Agreement. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider whether Executive wants to sign this Agreement and that the Age Discrimination in Employment Act gives Executive the right to revoke this Agreement within seven (7) days after it is signed, and Executive understands that he will not receive any payments not otherwise  due him under this Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Executive has not revoked this Agreement. Executive may revoke the Agreement during the Revocation Period by providing written notice of the revocation to Mark Kimmel at the Company’s Corporate office at 350 Poplar Church Road, Camp Hill, PA 17011. Upon such revocation, this Agreement and the provisions entitling him to benefits to which he is not otherwise entitled under the Agreement shall be null and void and of no further force and effect. To the extent Executive has executed this Agreement within less than twenty-one (21) days after its delivery to Executive, Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

15.  Voluntary Agreement; Full Understanding; Advice of Counsel.  The Executive understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.  The Executive also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it, and that he executes this Agreement only after full reflection and analysis.

16.  Complete Agreement.  This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement.  This Agreement shall not be modified or varied except by a written instrument signed by the Executive and the Company.  It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.

17.  Governing Law.  This Agreement shall be governed by and enforceable in accordance with the laws of the Commonwealth of Pennsylvania.  Any controversy, claim or dispute arising out of or relating to this Agreement, or any breach or alleged breach hereof, shall be settled by final and binding arbitration, conducted in Cumberland County, Pennsylvania, before, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The costs of such arbitration shall be borne equally by the parties thereto and each party shall bear such party’s own attorneys’ fees in connection with such arbitration.  Notwithstanding the foregoing, the Company shall be entitled to bring an action seeking equitable relief, including, without limitation, injunction and specific performance, as a remedy for any breach or to prevent any potential breach of this Agreement by the Executive in any court having jurisdiction.

18.  Section 409A.

a.              The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.

b.              All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s objectively determinable and nondiscretionary policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive.

c.               For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

19.  Successors and Assigns. This Agreement shall be binding upon Company’s successors and assigns.  The term “Company” as used herein includes such successors and assigns.  The term “successors and assigns” as used herein means any person or entity that acquires all or substantially all of Company’s assets and business (including this Agreement) whether by operation of law or otherwise.  This Agreement, with respect to Executive, is for personal services, and is therefore not assignable.

20.  Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

21.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Harsco Corporation
By:	/s/ Mark E. Kimmel
Name: Mark E. Kimmel
Title: Sr. Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Salvatore D. Fazzolari

/s/ Salvatore D. Fazzolari